(d)(2)(A)(i)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

January 21, 2011

Seamus Ray

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Dear Mr. Ray:

Pursuant to Section 1 of the Portfolio Management Agreement dated October 24, 1997, as amended, among ING Investors Trust, Directed Services LLC and T. Rowe Price Associates, Inc., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING T. Rowe Price International Stock Portfolio, a series of ING Investors Trust (the “Portfolio”), effective on or about January 21, 2011 upon all of the terms and conditions set forth in the Agreement.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A and the Amended Schedule B of the Agreement.  The Amended Schedule A, which lists the series subject to the Agreement, and the Amended Schedule B, with the annual sub-advisory fees indicated for the Portfolio, are attached hereto.

Please signify your acceptance to act as Sub-Adviser for the Portfolio under the Agreement by signing below.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

ACCEPTED AND AGREED TO:

T. Rowe Price Associates, Inc.

By:	/s/ Darrell N. Braman
Name:	Darrell N. Braman
Title:	Vice President, Duly Authorized

AMENDED SCHEDULE A

The Series of ING Investors Trust (formerly The GCG Trust) as described in Section 1 of the attached Portfolio Management Agreement, to which T. Rowe Price Associates, Inc. shall act as Portfolio Manager are as follows:

ING T. Rowe Price Capital Appreciation Portfolio

ING T. Rowe Price Equity Income Portfolio

ING T. Rowe Price International Stock Portfolio

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of ING Investors Trust, pursuant to the Portfolio Management Agreement dated October 24, 1997, as amended, the Manager will pay the Portfolio Manager a fee, computed daily(1) and payable no later than the tenth (10th) business day immediately following the end of each calendar month, based on the average daily net assets of the Series at the following annual rates:

SERIES(2)	RATE
(as a percentage of average daily net assets)

ING T. Rowe Price Capital Appreciation Portfolio

Assets up to $500 million:

0.50% on the first $250 million

0.40% on assets over $250 million

When assets exceed $500 million:

0.40% on the first $1 billion

0.35% on assets over $1 billion

When assets exceed $2 billion:

0.40% on the first $500 million

0.35% on assets over $500 million

(1)

The portfolio management fees for ING T. Rowe Price Capital Appreciation Portfolio, ING T. Rowe Price Equity Income Portfolio, and ING T. Rowe Price International Stock Portfolio will be calculated on a monthly basis based on the average daily net assets for the month. The transitional credit for ING T. Rowe Price Capital Appreciation Portfolio, ING T. Rowe Price Equity Income Portfolio, and ING T. Rowe Price International Stock Portfolio will be calculated on a monthly basis based on the net assets on each day that the day’s net assets fall within the transitional credit range on that day.

(2)

The fees payable under this Portfolio Management Agreement are subject to a group fee waiver. For purposes of this fee waiver, the assets of the Series will be aggregated with those of ING T. Rowe Price Diversified Mid Cap Growth Portfolio and ING T. Rowe Price Growth Equity Portfolio (the “IPI Portfolios”), each a series of ING Partners, Inc. that is managed by an affiliate of the Manager and sub-advised by the Portfolio Manager; for purposes of this waiver, the assets of the Series will also be aggregated with those of ING International Growth Fund, a series of ING Mutual Funds, that is managed by an affiliate of the Manager and sub-advised by the Portfolio Manager. Pursuant to the terms of a letter agreement between the Manager and the Portfolio Manager dated December 5, 2001, as amended, the fee waiver will be calculated based on the aggregate assets of the Series and the IPI Portfolios as indicated below and will be applied to any fees payable by a Series. Notwithstanding the reference to the fee waiver in this Amended Schedule B, the terms of the letter agreement shall govern the fee waiver.

•                  Aggregate assets between $750 million and $1.5 billion = 5% discount

•                  Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount

•                  Aggregate assets greater than $3.0 billion = 10% discount

When assets exceed $3 billion: 0.35% on all assets

ING T. Rowe Price Equity Income Portfolio

Assets up to $1 billion:

0.40% on the first $250 million

0.375% on the next $250 million

0.35% on the next $500 million, up to $1 billion

When assets exceed $1 billion, the fee schedule resets as indicated below:

0.35% on the first $1 billion(3)

0.325% on assets above $1 billion

ING T. Rowe Price International Stock Portfolio(4)

Assets up to $250 million:

0.65% on the first $50 million

0.50% on the next $200 million

When assets exceed $250 million, the fee schedule resets as indicated below:

0.45% on all assets(5)

When assets exceed $1 billion, the fee schedule resets as indicated below:

0.425% on all assets(5)

Concurrently with payment of the portfolio management fee, the Manager or its agent will provide the Portfolio Manager with a worksheet or such information reasonably necessary to support the calculation of the fees due to it hereunder.

With respect to ING T. Rowe Price Capital Appreciation Portfolio:

For ING T. Rowe Price Capital Appreciation Portfolio (the “Capital Appreciation Portfolio”), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between

(3)

When assets are below $1 billion, the breakpoints will reset to the asset weighted value of 0.40% on the first $250 million, 0.375% on the next $250 million, 0.35% on the next $500 million, up to $1 billion.

(4)

For purposes of calculating the fees of ING T. Rowe Price International Stock Portfolio under this Agreement, the assets of the Portfolio shall be aggregated with the assets of the investment sleeve managed by T. Rowe Price Associates, Inc. with respect to ING International Growth Fund, a series of ING Mutual Funds, which is not a party to this Agreement.

(5)

When assets are below $250 million, the breakpoints will reset to the asset weighted value of 0.65% on the first $50 million and 0.50% on the next $200 million. When assets exceed $250 million, up to $1 billion, the breakpoints will reset to the asset weighted value of 0.45% on all assets.

the tiered fee schedule and the flat fee once assets exceed $3 billion.  The credit will apply at asset levels between $2.93 billion and $3 billion.

To accommodate circumstances where the Capital Appreciation Portfolio’s assets fall beneath $3 billion and to prevent a decline in the Capital Appreciation Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $3 billion, when the flat fee would be triggered, or (b) fall below a threshold of $2.93 billion, where the original fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the tiered fee schedule and the flat fee schedule ($250,000) by the quotient of the difference between current portfolio size for billing purposes and the phase in asset amount ($2.93 billion) over $70 million (which is the difference between $3 billion and the phase in amount).  The credit would approach $250,000 annually when the Capital Appreciation Portfolio’s assets were close to $3 billion and fall to zero at $2.93 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $2.93 billion	X $250,000
$70,000,000

With respect to ING T. Rowe Price Equity Income Portfolio:

For ING T. Rowe Price Equity Income Portfolio (the “Equity Income Portfolio”), the Portfolio Manager will provide the Manager a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets reach $1 billion.  The credit will apply at asset levels between approximately $946 million and $1 billion.

To accommodate circumstances where the Equity Income Portfolio’s assets fall beneath $1 billion and to prevent a decline in the Equity Income Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $946 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the tiered fee schedule and the flat fee schedule over the difference between $1 billion and the current portfolio size for billing purposes.  The credit would approach $187,500 annually when the Equity Income Portfolio’s assets were close to $1 billion and fall to zero at approximately $946 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $946,428,571	X $187,500
$53,571,428

With respect to ING T. Rowe Price International Stock Portfolio:

For ING T. Rowe Price International Stock Portfolio (the “International Stock Portfolio”), the Portfolio Manager will provide the Manager transitional credits to eliminate any discontinuity between the tiered fee schedule and the flat 0.45% fee schedule once assets reach $250 million, and to eliminate any discontinuity between the flat 0.45% fee schedule and flat 0.425% fee schedule once assets reach $1 billion.  The credits will apply at asset levels between approximately $210 million and $250 million, and at asset levels between approximately $944 million and $1 billion.

To accommodate circumstances where the International Stock Portfolio’s assets fall beneath $250 million and to prevent a decline in the International Stock Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $250 million, when the flat fee would be triggered, or (b) fall below a threshold of approximately $210 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.45% fee schedule over the difference between $250 million and the current portfolio size for billing purposes.  The credit will approach $200,000 annually when the International Stock Portfolio’s assets are close to $250 million and fall to zero at approximately $210 million.

As the International Stock Portfolio’s assets approach $250 million, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $210,000,000	X $200,000
$40,000,000

To accommodate circumstances where the International Stock Portfolio’s assets fall beneath $1 billion and to prevent a decline in the International Stock Portfolio’s assets from causing an increase in the absolute dollar fee, the Portfolio Manager will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $944 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the flat 0.45% fee schedule and the flat 0.425% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes.  The credit will approach $250,000 annually when the International Stock Portfolio’s assets are close to $1 billion and fall to zero at approximately $944 million.

As the International Stock Portfolio’s assets approach $1 billion, the transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $944,444,444	X $250,000
$55,555,555